Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2014 THIRD QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – May 1, 2014 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal third quarter ended March 31, 2014. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“Our efforts over the last year have been focused on product refinements and the commercial introduction of the MicroCutter XCHANGE® 30 in Europe,” said Bernard A. Hausen, M.D., Ph.D., president and CEO of Cardica. “Following clearance from the U.S. Food and Drug Administration (FDA), we recently began product introduction in the United States. We are working with key opinion leaders to secure approval for product evaluation and purchasing through multiple hospital Value Analysis Committees. While it is early in the launch period, we are encouraged by the positive response we’ve experienced to date and we believe that there is clearly a real market need. We intend to navigate the hospital approval process while ensuring that we deliver quality products that meet our customers’ expectations. Importantly, last week we closed a public offering that solidified our balance sheet and will bolster our ability to implement a successful U.S. product introduction and product line expansion.”

Recent Highlights and Accomplishments:

●

Received 510(k) clearance from the FDA for the MicroCutter XCHANGE 30 and blue and white cartridges, along with a material change for the cartridge, for use in multiple open or minimally-invasive surgical procedures for the transection, resection and/or creation of anastomoses in small and large intestine, as well as the transection of the appendix;

●	Juan-Carlos Verdeja, M.D., F.A.C.S., completed the first surgical procedure in the United States using the MicroCutter XCHANGE 30 at West Kendall Baptist Hospital in Florida;
●

Radu Pescarus, M.D., Foregut Fellow in the Gastrointestinal and Minimally Invasive Surgery Division of Providence Portland Medical Center, presented a poster detailing the pre-clinical use of the MicroCutter XCHANGE 30 in gastrointestinal surgical procedures including endoscopic assisted trans-gastric and trans-anal full thickness resections at the SAGES Annual Meeting in Salt Lake City, Utah;

●

The MicroCutter XCHANGE 30 was selected as a finalist in the surgical Equipment, Instruments and Supplies category of the Medical Design Excellence Awards, one of the highest honors in the medical technology industry;

●	Began the process of securing Value Analysis Committee (VAC) approval in several hospitals in the United States;
●

As of March 31, 2014, secured approval from five hospital VACs who have approved use of the MicroCutter XCHANGE 30 for product evaluation and subsequently have the ability to purchase the MicroCutter XCHANGE 30;

●	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 36,000 units, with 1,151 units shipped in the fiscal 2014 third quarter;
●	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to 14,275 units, with 200 units shipped in the fiscal 2014 third quarter; and,

●

Raised $44.5 million in net proceeds from an underwritten public offering of 37,375,000 shares of Cardica’s common stock, offered at a price of $0.85 per share, and 191,474 shares of Series A convertible preferred stock, at a price of $85.00 per share.

Fiscal 2014 Third Quarter and Nine Months Ended March 31, 2014 Financial Results

Total product sales were approximately $0.9 million for the fiscal 2014 third quarter compared to $0.8 million for the fiscal 2013 third quarter. Total net revenue was approximately $0.9 million for both the fiscal 2014 and fiscal 2013 third quarters.

Cost of product sales was approximately $1.4 million for the fiscal 2014 third quarter compared to approximately $1.1 million for the fiscal 2013 third quarter. Research and development expenses were approximately $1.7 million for the fiscal 2014 third quarter compared to $2.0 million in the same period of fiscal 2013. Selling, general and administrative expenses were $2.1 million for the fiscal 2014 third quarter compared to $1.6 million for the same period of fiscal 2013.

The net loss for the fiscal 2014 third quarter was approximately $4.4 million, or $0.09 per share, compared with a net loss of approximately $3.9 million, or $0.10 per share, in the fiscal 2013 third quarter.

Total net revenue was approximately $2.6 million for both the nine months ended March 31, 2014 and March 31, 2013. Total operating costs and expenses for the nine months ended March 31, 2014, were approximately $14.5 million compared to $14.6 million for the nine months ended March 31, 2013. Net loss for the nine months ended March 31, 2014, was approximately $12.3 million, or $0.24 per share, compared to $12.3 million, or $0.33 per share for the same period of fiscal 2013.

Cash and short term investments as of March 31, 2014, were approximately $2.9 million compared with $6.5 million at December 31, 2013. As of March 31, 2014, there were approximately 51.6 million shares of common stock outstanding. As of May 1, 2014 and following the closing of the underwritten public offering and receipt of $44.5 million in net proceeds, there were approximately 88.9 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-515-2914 from the United States and Canada or 617-399-5128 internationally. The conference ID is 65016998. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through May 8, 2014, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 34870020.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally-invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30, a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter, is manufactured and cleared for use in a variety of gastrointestinal procedures and appendectomies in the United States, and is marketed for a wide range of surgical procedures in Europe. Cardica is developing the Cardica® MicroCutter XCHANGE® 45, a cartridge-based microcutter device that is being designed with an eight-millimeter shaft to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 45 product requires 510(k) clearance and CE Mark and is not yet commercially available in the U.S. or internationally. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 50,000 units throughout the world.

Forward-Looking Statements

The statements in this press release regarding Cardica’s MicroCutter XCHANGE 30 and cartridges, as well as statements about future products are "forward-looking statements." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to commercialize the XCHANGE 30 due to unanticipated technical or other difficulties; that prospective customers may not perceive the benefits of the XCHANGE 30 to be sufficient to warrant its purchase; that prospective customers may be constrained by pricing pressures or purchasing requirements in the hospitals and facilities in which they work, which could prevent them from purchasing the XCHANGE 30; that the development of the MicroCutter XCHANGE 45 may not be successful or gain regulatory clearance or market acceptance; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, under the caption “Risk Factors,” filed on February 5, 2014. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenue
Product sales, net	$916	$767	$2,497	$2,322
License and development revenue	-	84	41	252
Royalty revenue	18	17	52	53
Total	934	868	2,590	2,627

Operating costs and expenses
Cost of product sales	1,368	1,089	3,423	2,689
Research and development	1,724	2,022	5,070	6,848
Selling, general and administrative	2,096	1,593	6,050	5,040
Total operating costs and expenses	5,188	4,704	14,543	14,577

Loss from operations	(4,254)	(3,836)	(11,953)	(11,950)
Interest and other income, net	1	4	36	11
Interest expense	(126)	(114)	(373)	(339)
Net loss	$(4,379)	$(3,946)	$(12,290)	$(12,278)

Basic and diluted net loss per share	$(0.09)	$(0.10)	$(0.24)	$(0.33)

Shares used in computing basic and diluted net loss per share	51,587	38,633	51,330	37,436

Balance Sheets

(amounts in thousands)

	March 31, 2014	June 30, 2013
Assets	(unaudited)
Cash and cash equivalents	$2,932	$12,395
Accounts receivable	537	391
Inventories	1,292	1,457
Other assets	2,789	3,518
Total assets	$7,550	$17,761

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,578	$1,945
Deferred revenue	2,013	2,054
Long term debt	3,011	2,788
Total stockholders' equity	(52)	10,974
Total liabilities and stockholders' equity	$7,550	$17,761